Exhibit 10.1

May 12, 2023

Nick J. Randall

40 Timber Ridge Dr

Chagrin Falls, Ohio 44022

Re: Terms of Employment

Dear Nick:

This letter agreement (“Letter”) sets forth the terms of your employment with FreightCar America, Inc. (the “Company”). Commencing June 26, 2023 (the “Effective Date”), you will be employed as the Company’s Chief Operating Officer, reporting to the Company’s Chief Executive Officer. This Letter also sets forth terms of employment with the Company that will apply in the event you are appointed to the position of Chief Executive Officer, reporting to the Company’s Board of Directors. For the avoidance of doubt, however, nothing in this Letter is intended to provide any promise or other guarantee of appointment to the position of Chief Executive Officer, and any terms of this Letter that apply to the position of Chief Executive Officer will be void and have no effect if you are not appointed to such position.

You will have all the duties and responsibilities commensurate with the duties and responsibilities of Chief Operating Officers of similar businesses to the Company. During your employment, you will devote your full-time business attention to the Company and will use your best efforts to discharge your responsibilities. You may, however, engage in civic and charitable activities and, with the prior consent of the Company’s Board of Directors, serve on corporate boards, provided that these activities do not interfere with your duties to the Company.

To begin employment with the Company, you must successfully complete all required employment documentation, a post-offer drug screening, background check and reference checks. This Letter and your employment are for no specific term. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without Cause, as defined in the FreightCar America, Inc. Executive Severance Plan as separately provided to you (the “Executive Severance Plan”), subject to the terms of this Letter below, by the Company or you upon notice to the other such party. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by the Company’s Board of Directors (or a designee of the Company’s Board of Directors).

Compensation and Benefits for Position of Chief Operating Officer

1.
Salary. Beginning on the Effective Date, you will receive an annual base salary in the amount of $450,000 (“Salary”), paid in accordance with payroll practices applicable to all salaried employees. Based on your performance, your Salary will be reviewed by the Company annually and may be increased (and not decreased without your written consent) at the Company’s discretion.
2.
Bonus. You will be entitled to participate in the Company’s annual cash incentive program applicable to all similarly situated executives (the “Bonus Plan”) and to earn a bonus (“Bonus”) for each fiscal year of the Company ending during your employment. The measurement period for the Bonus is based on a calendar year. Your target Bonus is 75% of your Salary, upon achievement of a target level of performance set forth in the Bonus Plan, payable in cash or securities of the Company, as may be determined under the Bonus Plan. Your maximum Bonus, to the extent earned under the Bonus Plan, may be as much as 150% of your Salary. If there are Bonus payments under the Bonus Plan in respect of the 2023 calendar year, then you will be eligible for consideration for a full Bonus payment (i.e., your Bonus, if earned, will not be prorated for the current year).
3.
Long-Term Incentive Plan (“LTIP”). You will be entitled to participate in the FreightCar America, Inc. 2022 Long Term Incentive Plan, as amended from time to time (the “LTIP”). LTIP awards are typically granted early in the calendar year, but all awards are granted at the sole discretion of the Compensation Committee of the Company’s Board of Directors or the Company’s Board of Directors. Your initial award value, granted when awards are made to other similarly situated executives, will be equal to 125% of Salary, payable in 50% Restricted Share Awards (“RSA”) and 50% Non-Qualified Stock Option Awards (“Stock Options”), or similar. The RSA award will vest following a 3-year cliff vesting schedule and the Stock Options follow a 3-year vesting with 1/3 of the award vesting on each anniversary date of the award.

The awards described in this Paragraph 3 will be subject to the specific terms of the award documents for each grant.

4.
Sign-On Award. You will receive a sign-on bonus in the form of both Stock Options and cash, as provided in sections (a) and (b) below:
(a)
Sign-On Options. You will also be granted an inducement equity award on the Effective Date, of 300,000 Non-Qualified Stock Options (the “Sign-On Options”), having such terms and conditions as are set forth in a separate award agreement. The Sign-On Options will vest, if at all, on the later of: (i) the first date on which the closing price of one share of the Company’s common stock (the “Stock Price”) is equal to or greater than 125% of the exercise price; and (ii) for 1/3 of the Sign-On Options on the first anniversary of the Effective Date; for an additional 1/3 of the Sign-On Options, the second anniversary of the Effective Date; for the final 1/3 of the Sign-On Options, the third anniversary of the Effective Date. Except as otherwise provided in the award agreement, to become fully vested in the Sign-On Options, you must remain in continuous employment with the Company until the date you become vested in the Sign-On Options. The exercise price of the Sign-On Options shall not be less than the fair market value (as defined in the award agreement) of the Company’s common stock on the Effective Date. The award described in this Paragraph 4 will be subject to the specific terms of the award document for such grant.
(b)
Cash Bonus. You will also be paid a Sign-On Award in cash of $250,000 on your Effective Date. This award will be subject to all applicable taxes and be required to be re-paid in full, in the event you terminate your employment with the Company on or before the first anniversary of the Effective Date.

The Following Paragraphs 5, 6, 7 & 8 Shall Only Apply If You Are Appointed To The Position Of Chief Executive Officer By The Company’s Board Of Directors.

5.
Salary. Beginning on the date of appointment, if appointed, to Chief Executive Officer (the “New Effective Date”), you will receive an annual base salary in the amount of $550,000 (“Salary”), paid in accordance with payroll practices applicable to all salaried employees. Based on your performance, your Salary will be reviewed by the Board annually and may be increased (and not decreased without your written consent) in the Board’s discretion.
6.
Bonus. You will be entitled to participate in the Company’s Bonus Plan and to earn a Bonus for each fiscal year of the Company ending during your employment. The measurement period for the Bonus is based on a calendar year. Your target Bonus will be 100% of your Salary, upon achievement of a target level of performance set forth in the Bonus Plan, payable in cash or securities of the Company, as may be determined under the Bonus Plan, within two and one-half months after the end of the fiscal year to which it relates. Your maximum Bonus, to the extent earned under the Bonus Plan, may be as much as 200% of your Salary.
7.
Long-Term Incentive Plan. You will be eligible to participate in the FreightCar America 2022 Long Term Incentive Plan, as amended from time to time (the “LTIP”). LTIP awards are typically granted early in the calendar year, but all awards are granted at the sole discretion of the Compensation Committee of the Company’s Board of Directors or the Company’s Board of Directors. Your award value is equal to 150% of Salary, payable in 50% RSAs and 50% Stock Options, or similar. The RSA award will vest following a 3-year cliff vesting schedule and the Stock Options follow a 3-year vesting with 1/3 of the award vesting on each anniversary date of the award.
8.
Board Position. You shall be appointed to the Board of Directors, by the Company’s Board of Directors, and your service will begin on the New Effective Date until the next following annual meeting of the stockholders of the Company. At such annual meeting of the stockholders of the Company, and thereafter, in the ordinary course of board nominations during your tenure as Chief Executive Officer, the Company’s Board of Directors, subject to the Company’s Board of Director’s standard nominating procedures, will nominate you as a director and, if you are so elected by the Company’s stockholders, you will continue to serve as a director of the Company.

As of the New Effective Date, all other benefits not specifically described in Paragraphs 5, 6, 7, and 8 of this Letter shall remain unchanged. For the avoidance of doubt, no additional Sign-On award will be provided upon appointment, if appointed, to Chief Executive Officer.

Additional Benefits and Considerations

9.
Benefits. During your employment, you will be entitled to participate in each of the Company’s employee retirement, savings, welfare and fringe benefit plans, and perquisites, offered to its similarly situated executives, as in effect from time to time. You will be entitled to paid annual vacation of five (5) weeks per year, earned in accordance with applicable Company policy. Your paid annual vacation will be pro-rated for 2023.
10.
Relocation. You will receive a relocation benefit as per the FreightCar America Level 1 Homeowner Relocation Policy, dated April 27, 2023.
11.
Business Expenses. You will be reimbursed for all business, including reasonable entertainment, expenses incurred by you in connection with your duties, subject to the Company’s policy for substantiating such expenses.
12.
Termination of Employment. Upon a termination of your employment, you will be entitled to the following benefits:
(a)
Upon a termination of your employment for any reason, you will be entitled to (i) your unpaid, accrued Salary and accrued and unused vacation through the date of termination, and (ii) any accrued and vested benefits and unreimbursed expenses incurred and unpaid on the date of termination in accordance with Section 2 or 6 of this Letter, as applicable.
(b)
Upon your written acknowledgement and acceptance of the terms and conditions of the Executive Severance Plan, you will participate in and be entitled to benefits under the Executive Severance Plan as then in effect, which, in the case of a Company-initiated termination without Cause or your resignation for “good reason”, subject to your entry into an effective general release of claims in favor of the Company and provision of transition services for up to twelve months at the discretion of the Board of Directors, provides for:
(i)
continuation of your base salary for twelve (12) months following the date of termination;
(ii)
a payment equal to the average of the Bonus paid for the last two (2) full years; and
(iii)
twelve months of COBRA premiums at the same health insurance cost and coverage levels as apply to active employees.

In addition, the Executive Severance Plan provides that on a “qualifying retirement”, your outstanding equity awards will (i) remain exercisable until the earlier of their original expiration date or the 10-year anniversary of their grant date, or (ii) continue to vest as if you had remained in continuous service through each applicable vesting date or, for awards subject to performance-vesting, through the performance period, with any performance goal or metric vesting only based upon the achievement of the same. To qualify for this benefit, you must meet certain age and service requirements set forth in the Executive Severance Plan and provide timely notice of your intent to retire at least 6 months prior to your retirement date.

Your eligibility for benefits under the Executive Severance Plan and the amount of such benefits will be determined pursuant to the provisions of the Executive Severance Plan. The form of written acknowledgment and acceptance of the terms and conditions of the Executive Severance Plan shall be separately provided to you.

13.
Restrictive Covenants.
(a)
Confidential Information. You understand that the Company possesses and will possess Confidential Information that is important to its business. The Company devotes significant financial, human and other resources to the development of its products, its customer base and the general goodwill associated with its business and the Company diligently maintains the secrecy and confidentiality of its Confidential Information. You further understand and acknowledge that the Company’s ability to reserve Confidential Information for the exclusive knowledge and use of the Company is of great competitive importance to the Company and improper use or disclosure is likely to result in unfair or unlawful competitive activity. For this purpose, “Confidential Information” is information that was or will be developed, created, or discovered by or on behalf of the Company, or that became or will become known by, or was or is conveyed to the Company, which has commercial value in the Company’s business. Confidential Information is sufficiently secret to derive economic value from its not being generally known to other persons. Confidential Information also includes any and all financial, technical, commercial or other information concerning the business and affairs of the Company that is confidential and proprietary to the Company, including without limitation, (i) information relating to the Company’s past and existing customers and vendors and development of prospective customers and vendors, including without limitation specific customer product requirements, pricing arrangements, payment terms, customer lists and other similar information; (ii) inventions, designs, methods, discoveries, works of authorship, creations, improvements or ideas developed or otherwise produced, acquired or used by the Company; (iii) the Company’s proprietary programs, processes or software, consisting of but not limited to, computer programs in source or object code and all related documentation and training materials, including all upgrades, updates, improvements, derivatives and modifications thereof and including programs and documentation in incomplete stages of design or research and development; (iv) the subject matter of the Company’s patents, design patents, copyrights, trade secrets, trademarks, service marks, trade names, trade dress, manuals, operating instructions, training materials, and other industrial property, including such information in incomplete stages of design or research and development; and (v) other confidential and proprietary information or documents relating to the Company’s products, business and marketing plans and techniques, sales and distribution networks and any other information or documents which the Company reasonably regards as being confidential.

You understand that the Company possesses or will possess Company Materials (as defined below) that are important to its business. For this purpose, “Company Materials” are documents or other media, in their electronic or tangible form, or items that contain or embody Confidential Information or any other information, regardless of form, concerning the business, operations or future/strategic plans of the Company, whether such documents have been prepared by you or by others.

You understand that the nature of your position gives you access to and knowledge of Confidential Information and Company Information and places you in a position of trust and confidence with the Company. In consideration of your employment by the Company, the compensation received by you from the Company, and the Company’s agreement to give you access to certain Confidential Information, you agree as follows:

(i)
All Confidential Information and trade secret rights, and other intellectual property and rights (collectively “Rights”) in connection therewith will be the sole property of the Company. At all times, both during your employment by the Company and after its termination for any reason, you will keep in confidence and trust and will not use or disclose any Confidential Information or anything relating to it without the prior written consent of a then current officer of the Company except as may be necessary and appropriate in the ordinary course of performing your duties to the Company.
(ii)
All Company Materials will be the sole property of the Company. You agree that during your employment by the Company, you will not remove any Company Materials from the business premises of the Company or deliver any Company Materials to any person or entity outside the Company, except as you are required to do so in connection with performing the duties of your employment. You further agree that, immediately upon the termination of your employment by you or by the Company for any reason, or during your employment if so requested by the Company, you will return all Company Materials, apparatus, equipment and other physical property, or any reproduction of such property.

Notwithstanding anything else contained or referenced herein, nothing in this Letter shall limit or impede your right (with or without prior notice to the Company) to (i) raise in good faith or participate in an investigation regarding any potential violation of law or regulation with any governmental or regulatory agency, including the Securities and Exchange Commission, or (ii) make any disclosure protected by law under the whistleblower provisions of any state or federal statutes or regulations. However, any disclosure of Confidential Information made to any governmental or regulatory agency will be limited to Confidential Information that is reasonably related to the alleged violation and specifically requested by the investigating agency. You will make any such disclosure(s) only to such parties authorized to investigate the potential violation.

Notwithstanding anything else contained or referenced herein, you will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (A) is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(b)
Non-competition and Non-solicitation. While employed by the Company and for a period of twelve (12) consecutive months thereafter, you will not, directly or indirectly:
(i)
Contact, solicit, interfere with, or divert, or induce or attempt to contact, solicit, interfere with or divert, any of the Company’s customers;
(ii)
Participate or engage in (as an owner, partner, employee, officer, director, independent contractor, consultant, advisor or in any other capacity calling for the rendition of services, advice, or acts of management, operation or control) any business engaged in the manufacture of railcars in North America; and
(iii)
Solicit or induce or attempt to solicit or induce, by or for yourself, or as the agent of another, or through others as an agent in any way, any person who is employed by the

Company for the purpose of encouraging that employee to join you as a partner, agent, employee or otherwise in any business activity which is competitive with the Company.
(c)
Forfeitures. In the event that you materially breach any of the restrictions in this Section 13, you shall forfeit all of the applicable payments and benefits, described in Sections 2, 3 and 4 (or Sections 5, 6, 7, and 8, as applicable) of this Letter, and the Company shall have the right to recapture and seek repayment of any such applicable payments and benefits under this Letter.
(d)
Intellectual Property. “Inventions” includes all improvements, inventions, designs, formulas, works of authorship, trade secrets, technology, computer programs, compositions, ideas, processes, techniques, know-how and data, whether or not patentable, made or conceived or reduced to practice or developed by you, either alone or jointly with others, during the term of your employment, including during any period prior to the date of this Letter. Except as defined in this Letter, all Inventions that you make, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) during your employment and related in any way to the business or contemplated business of the Company, will be the sole property of the Company to the maximum extent permitted by law. You agree to assign such Inventions and all Rights in them to the Company. Exemptions from this agreement to assign may be authorized in those circumstances where the mission of the Company is better served by such action, provided that overriding obligations to other parties are met and such exemptions are not inconsistent with other Company policies. Further, you may petition the Company for license to make, market or sell a particular Invention.
(e)
Injunction. You acknowledge that monetary damages will not be an adequate remedy for the Company in the event of a breach of this Section 13, and that it would be impossible for the Company to measure damages in the event of such a breach. Therefore, you agree that, in addition to other rights and remedies that the Company may have, the Company is entitled to an injunction preventing you from any breach of this Section 13, and you hereby waive any requirement that the Company post any bond in connection with any such injunction. You further agree that injunctive relief is reasonable and necessary to protect a legitimate, protectable interest of the Company.
(f)
Blue Pencil. If any court determines that the covenants contained in this Section 12, or any part hereof, are unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, to as close to the terms hereof as shall be enforceable and, in its reduced form, such provision shall then be enforceable.
(g)
Survival. The restrictive covenants contained in this Section 13 shall survive the termination of your employment.
(h)
Acknowledgement. You acknowledge and agree that you have the right to consider the terms of this Letter for at least fourteen (14) days and to consult with any attorney before signing this Letter.
14.
Section 409A. This Letter is intended to either avoid the application of, or comply with Section 409A of the Code. To that end, this Letter shall at all times be interpreted in a manner that is consistent with Section 409A of the Code. Notwithstanding any other provision in this Letter to the contrary, to the extent that the Company determines that any provision of this Letter would cause you to incur any additional tax or interest under Section 409A, the Company shall have the right, in its sole discretion, to adopt such amendments to this Letter or take such other actions (including amendments and actions with retroactive effect) as it determines is necessary or appropriate for this Letter to comply with Section 409A of the Code or an exemption therefrom. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and the Company without violating the provisions of Section 409A. Further:
(a)
Any reimbursement of any costs and expenses by the Company to you under this Letter shall be made by the Company in no event later than the close of your taxable year following the taxable year in which the cost or expense is incurred by you. The expenses incurred by you in any calendar year that are eligible for reimbursement under this Letter shall not affect the expenses incurred by you in any other calendar year that are eligible for reimbursement hereunder and your right to receive any reimbursement hereunder shall not be subject to liquidation or exchange for any other benefit.
(b)
Any payment following a separation from service that would be subject to Section 409A(a)(2)(A)(i) of the Code as a distribution following a separation from service of a “specified employee” (as defined under Section 409A(a)(2)(B)(i) of the Code) shall be made no earlier than the first to occur of (i) ten days after the expiration of the six-month period following such separation from service, (ii) your death, or (iii) such earlier date that complies with Section 409A of the Code.
(c)
Each payment that you may receive under this Letter (and any right to a series of installment payments) shall be treated as a “separate payment” for purposes of Section 409A of the Code.
(d)
A termination of employment shall not be deemed to have occurred for purposes of any provision of this Letter providing for the payment of any amounts or benefits that constitute “nonqualified deferred compensation” (within the meaning of, and subject to, Section 409A of the Code) upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Letter, references to a “termination,” “termination of employment,” or like terms shall mean “separation from service.” In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes a “deferral of compensation” within the meaning of Section 409A.
(e)
Nothing contained in this Letter or any other agreement between you and the Company or any policy, plan, program, or arrangement of the Company shall constitute any representation or warranty by the Company regarding compliance with Section 409A.
15.
Miscellaneous.

(a)
Entire Agreement. Except as otherwise contemplated herein, this Letter contains the entire agreement between you and the Company with respect to the subject matter hereof. No amendment, modification or termination of this Letter may be made orally, but must be made in writing and signed by you and the Company. Unless otherwise provided herein, in the event of any inconsistency between this Letter and any plan, program, practice or agreement of or with the Company and you, this Letter shall control.
(b)
Survival. The provisions of Section 13 shall survive any termination of your employment.
(c)
Successors; Assignment. Neither party hereto may assign any rights or delegate any duties under this Letter without the prior written consent of the other party; provided, however, that (a) this Letter will inure to the benefit of and be binding upon the successors and assigns of the Company upon any sale of all or substantially all of the Company’s stock or assets, or upon any merger, consolidation or reorganization of the Company with or into any other corporation, all as though such successors and assigns of the Company and their respective successors and assigns were the Company; and (b) this Letter will inure to the benefit of and be binding upon your heirs, assigns or designees to the extent of any payments due to them hereunder.
(d)
Governing Law. This Letter will be governed by and construed in accordance with the law of the State of Illinois, and not its choice of law rules, applicable to contracts made and to be performed entirely within that State.
(e)
No Set-off or Mitigation. Your rights to payments under this Letter will not be affected by any set-off, counterclaim, recoupment or other right the Company may have against you or anyone else. You do not need to seek other employment or take any other action to mitigate any amounts owed to you under this Letter, and those amounts will not be reduced if you do obtain other employment.
(f)
Notices. All notices, requests, demands and other communications under this Letter must be in writing and will be deemed given (i) when hand- delivered, (ii) on the first business day after the business day sent from within the United States, if delivered by a nationally recognized overnight courier or (iii) on the third business day after the business day sent if delivered by registered or certified mail, return receipt requested, in each case to the following address (or to such other address as may be specified by notice that conforms to this Section 15(f)):

If to the Company, to:

FreightCar America, Inc.

125 South Wacker Avenue, Suite 1500

Chicago, Illinois 60606

Attention: Corporate Secretary

If to you, to your last address shown on the payroll records of the Company.

(g)
Counterparts. This Letter may be executed in counterparts, each of which will constitute an original and all of which, taken together, will constitute one and the same instrument.

Very truly yours,

FreightCar America, Inc.

By: /s/ James R. Meyer

President and Chief Executive Officer

Accepted and agreed: /s/ Nick J. Randall

Nick J. Randall